Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-136988 and No. 333-216705) under the Securities Act of 1933 of Inter Parfums, Inc. and subsidiaries of our report dated March 2, 2020 on the consolidated balance sheets of Inter Parfums, Inc. and subsidiaries as of December 31, 2019 and 2018, and the related consolidated statements of income, comprehensive income (loss), changes in shareholders’ equity and cash flows and the schedule listed in the Index in Item 15(a)(2) for each of the years in the three-year period ended December 31, 2019 and on the effectiveness of the Inter Parfums, Inc. maintenance of internal controls over financial reporting as of December 31, 2019. This report appears in the December 31, 2019 Annual Report on Form 10-K of Inter Parfums, Inc.

/s/ Mazars USA LLP

New York, New York

March 2, 2019